                                SCHEDULE 14A


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.   )


Filed by the Registrant (   )

Filed by a Party other than the Registrant ( X )

Check the appropriate box:

(   )  Preliminary Proxy Statement

( X )  Definitive Proxy Statement

(   )  Definitive Additional Materials

(   )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12


                       Carolina Power & Light Company
- --------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


                           R R Donnelly Financial
- --------------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

( X )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

(   )  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

(   )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)  Title of each class of securities to which transaction applies:

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       2)  Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

       -------------------------------------------------------------------------

       4)  Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

(   )   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

       -------------------------------------------------------------------------

       2)  Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

       3)  Filing Party:

       -------------------------------------------------------------------------

       4)  Date Filed:

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

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601


                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 11, 1994

 The Annual Meeting of the Shareholders of Carolina Power & Light Company will be held in the Pee Dee Room of the Florence Civic Center, One Civic Center Plaza, Florence, South Carolina, on May 11, 1994, at 10 o'clock a.m., for the following purposes:
  (1) To elect fourteen directors for the ensuing year; and
  (2) To transact such other business as may properly come before the meeting or any adjournment thereof.
 All shareholders of $5 Preferred Stock, Serial Preferred Stock and Common Stock of record at the close of business on March 4, 1994, will be entitled to vote on all questions at the meeting or any adjournment thereof. The stock transfer books will remain open.
 By order of the Board of Directors.

                                                     RICHARD E. JONES
                                                     Senior Vice President,
                                                     General Counsel and
                                                     Secretary

Raleigh, North Carolina
March 31, 1994


 Shareholders who do not plan to attend the meeting are requested to SIGN, DATE and RETURN their proxies promptly.

                         CAROLINA POWER & LIGHT COMPANY
                            411 FAYETTEVILLE STREET
                         RALEIGH, NORTH CAROLINA 27601

                               ----------------

                                PROXY STATEMENT

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Carolina Power & Light Company (Company) of proxies in the accompanying form to be used at the Annual Meeting of Shareholders to be held in the Pee Dee Room of the Florence Civic Center, One Civic Center Plaza, Florence, South Carolina, on May 11, 1994, at 10 o'clock a.m., and at any subsequent time which may be made necessary by its adjournment. The Proxy Statement and form of proxy were first sent to shareholders on or about March 31, 1994.

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 1993, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, TO THE PERSONS WHOSE PROXIES ARE SOLICITED. ANY EXHIBIT TO FORM 10-K IS ALSO AVAILABLE UPON WRITTEN REQUEST AT A REASONABLE CHARGE FOR COPYING AND MAILING. WRITTEN REQUESTS SHOULD BE MADE TO MS. MARGARET
S. GLASS, TREASURER, CAROLINA POWER & LIGHT COMPANY, P. O. BOX 1551, RALEIGH, NORTH CAROLINA 27602.

                                    PROXIES

  The accompanying proxy is solicited by the Board of Directors of the Company and the entire cost of solicitation of proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail although proxies may be solicited by telephone, telegraph or personally by officers and employees of the Company, who will not be specially compensated for such services.

  Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. A shareholder may revoke his proxy at any time before it is exercised by filing written notice thereof or by filing a later valid proxy with the Secretary of the Company. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Where specifications are not made, proxies will be voted for the election of Directors as set forth in this Proxy Statement and in the discretion of the named proxies upon such other business as may properly come before the meeting.


                               VOTING SECURITIES

  The Directors of the Company have fixed March 4, 1994, as the record date for shareholders entitled to vote at the Annual Meeting and only shareholders of record at the close of business on that date will be entitled to vote. Accordingly, only holders of the Company's $5 Preferred Stock, Serial Preferred Stock and

Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Holders of $5 Preferred Stock, Serial Preferred Stock and Common Stock will vote together without regard to class upon the matters currently expected to come before the Annual Meeting. As of March 4, 1994, there were outstanding 237,259 shares of $5 Preferred Stock, 1,200,000 shares of Serial Preferred Stock, and 160,736,522 shares of Common Stock. Pursuant to the provisions of the North Carolina Business Corporation Act, as amended, Directors will be elected by a plurality of the votes. Approval of other matters to be presented at the Annual Meeting, if any, generally will require the affirmative vote of the holders of a majority of the shares voted with respect to such matters. Abstentions from voting will not have the effect of a "negative" vote with respect to any such matters.

                             ELECTION OF DIRECTORS

  Based on the deliberations and report of the Nominating Committee (see page
6), including careful consideration of the suggestions made by shareholders, the Board of Directors nominates for election the nominees listed below. Valid proxies received pursuant to this solicitation will be voted in the manner specified therein. Where specifications are not made, proxies will be voted for the election of such persons as Directors (or, if unexpectedly unavailable, for such substitutes as the Board of Directors may designate) to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

  The names of the nominees for election to the Board of Directors, their ages, their principal occupations or employment for the past five years, and current directorships are set forth below.

  CHARLES D. BARHAM, JR., age 63, is the Executive Vice President and Chief Financial Officer of the Company (since November 1990). He previously served as Senior Vice President. He has served as a Director of the Company since 1990.

  EDWIN B. BORDEN, age 60, is President of The Borden Manufacturing Company, a textile yarn manufacturer. He has served as a Director of the Company since 1985 and also serves as a director of Jefferson-Pilot Corporation, Triangle Bancorp, Inc. and Ruddick Corporation.

  FELTON J. CAPEL, age 67, is President of Century Associates of North Carolina, distributors of cookware and housewares. He has served as a Director of the Company since 1972.

  WILLIAM CAVANAUGH III, 55, is President and Chief Operating Officer of the Company (since September 1992). He previously served in various executive capacities for Entergy Corporation and its affiliates. He has served as a Director of the Company since 1993.

  GEORGE H. V. CECIL, age 69, is Chairman of Biltmore Dairy Farms, Inc., a real estate and investment entity (since 1992). He previously served as President. He has served as a Director of the Company since 1976 and also serves as a director of Multimedia, Inc.

  CHARLES W. COKER, age 60, is Chairman and Chief Executive Officer of Sonoco Products Company, a manufacturer of paperboard and paper and plastics packaging products. He has served as a Director of the Company since 1975 and also serves as a director of NationsBank Corporation, Sara Lee Corporation and Springs Industries, Inc.

  RICHARD L. DAUGHERTY, age 58, is Vice President of IBM PC Company, manufacturers and distributors of personal computers worldwide, and Senior State Executive for IBM Corporation in North Carolina. He has served as a Director of the Company since 1992.

  WILLIAM E. GRAHAM, JR., age 64, is Counsel with the law firm of Hunton & Williams. Prior to 1994, he was Vice Chairman of the Company. He has served as a Director of the Company since 1980 and also serves as a director of BB&T Mutual Funds Group.

  GORDON C. HURLBERT, age 69, is Chairman of CSC Industries, Inc., a steel manufacturing company. He has served as a Director of the Company since 1984 and also serves as a director of Midwest Resources, Inc., Kerr Glass Manufacturing Company and Weirton Steel Corporation.

  J. R. BRYAN JACKSON, age 62, is Chairman and Chief Executive Officer of Superior Machine Company of S.C., Inc., a heavy industrial machinery manufacturing and repair company. He has served as a Director of the Company since 1986.

  ROBERT L. JONES, age 57, is President of Davidson and Jones Corporation, general contractors/developers and operators of real estate properties. He has served as a Director of the Company since 1990 and also serves as a director of Giant Group, Ltd.

  ESTELL C. LEE, age 58, is President of The Lee Company, a building supplies company. Previously, she was Secretary of the North Carolina Department of Economic and Community Development and President of Seacor, Inc. She has served as a Director of the Company since 1988.

  SHERWOOD H. SMITH, JR., age 59, is Chairman and Chief Executive Officer of the Company (since 1992). He previously served as Chairman/President and Chief Executive Officer. He has served as a Director of the Company since 1971 and also serves as a director of Wachovia Corporation and Springs Industries, Inc., and as a Trustee of The Northwestern Mutual Life Insurance Company.

  J. TYLEE WILSON, age 62, is retired Chairman and Chief Executive Officer of RJR Nabisco, Inc. He has served as a Director of the Company since 1987 and also serves as a director of BellSouth Corporation.

                             PRINCIPAL SHAREHOLDER

  The following table sets forth the only shareholder known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company as of December 31, 1993. The Company does not know of any shareholder that owns more than 5% of any other class of the Company's voting securities as of December 31, 1993.

- --------------------------------------------------------------------------------------
                                       Number of Shares of Common
                                           Stock Beneficially     Percentage of Common
           Name and Address                     Owned/1/           Stock Outstanding
- --------------------------------------------------------------------------------------
Wachovia Bank of North Carolina, N.A.
Post Office Box 3099
Winston-Salem, North Carolina 27102            24,380,381                15.2%
- --------------------------------------------------------------------------------------

  /1/Consists of shares of Common Stock held in fiduciary capacity as Trustee of the Company's Stock Purchase-Savings Plan. Wachovia Bank of North Carolina, N.A. has sole voting power with respect to 485,606 shares, shared voting power with respect to 23,858,658 shares, sole dispositive power with respect to 318,836 shares and shared dispositive power with respect to 139,152 shares.

                     MANAGEMENT OWNERSHIP OF COMMON STOCK

  The following table presents information regarding the beneficial ownership of the Common Stock of the Company as of December 31, 1993 of (i) all current directors and nominees for director, (ii) each executive officer of the Company named in the Summary Compensation Table contained elsewhere herein and
(iii) all directors, nominees for director and executive officers as a group. As of December 31, 1993, none of the individuals or group in the above categories owned one percent (1%) or more of any class of the Company's voting securities.

- ----------------------------------------------------------------------------
                                            Number of Shares of Common Stock
              Name                               Beneficially Owned/1/
- ----------------------------------------------------------------------------
     Charles D. Barham, Jr.                              20,854/2/
     Edwin B. Borden                                      3,464
     Felton J. Capel                                      1,000
     William Cavanaugh III                                6,050/3/
     George H. V. Cecil                                   2,000
     Charles W. Coker                                     2,388/4/
     Richard L. Daugherty                                   650
     William E. Graham, Jr.                              25,063/5/
     Gordon C. Hurlbert                                   4,808
     J. R. Bryan Jackson                                  2,473/6/
     Robert L. Jones                                      5,231/7/
     Estell C. Lee                                        2,350/8/
     William S. Orser                                     2,305
     Sherwood H. Smith, Jr.                              60,087/9/
     J. Tylee Wilson                                      3,000
     All directors, nominees and executive
      officers of the Company as a group
      (20 persons)                                      217,500
- ----------------------------------------------------------------------------

  /1/ Unless otherwise noted, all shares of Common Stock set forth in the table are directly owned, with sole voting and investment power, by such shareholder.
  /2/ Includes 200 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /3/ Includes 302 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /4/ Includes 2,188 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /5/ Includes 1,800 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed. Mr. Graham also owns 50 shares of $7.95 Serial Preferred Stock with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /6/ Includes 250 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed. Mr. Jackson inadvertently failed to report timely the sale of 250 shares of Common Stock that occurred in February 1993. A Form 4 was filed promptly upon realization of this.
  /7/ Includes 3,231 shares owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /8/ Includes 160 shares with shared voting and investment power owned by members of immediate family to which beneficial ownership has not been disclaimed.
  /9/ Includes 6,000 shares with sole voting and investment power held in his father's estate of which Mr. Smith is executor. Does not include 900 shares owned by members of immediate family to which beneficial ownership has been disclaimed.

                              BOARD OF DIRECTORS

  The Board of Directors is comprised of fourteen members. The Board of Directors met five times in 1993. Average attendance of the Directors at the meetings of the Board held during 1993 was 97%.

  The Board of Directors appoints from the Board a Committee on Audit, Finance and Corporate Performance, a Committee on System Operations, Forecasting and Development, a Committee on Personnel, Executive Development and Compensation, a Committee on Customer and Public Relations and a Nominating Committee.

                          COMMITTEE ON AUDIT, FINANCE
                           AND CORPORATE PERFORMANCE

  The Committee on Audit, Finance and Corporate Performance is presently composed of five outside Directors -- Mr. J. Tylee Wilson, Chairman, Ms. Estell C. Lee and Messrs. George H. V. Cecil, J. R. Bryan Jackson and Robert
L. Jones. The work of this Committee includes review of the performance of the independent auditors and the internal audit department. The Committee reviews corporate goals established by the Company and the Company's progress in achieving these goals. The Committee also maintains an overall view of the long and short range financial planning of the Company and the supporting rate action. The Committee held three meetings in 1993.

                        COMMITTEE ON SYSTEM OPERATIONS,
                          FORECASTING AND DEVELOPMENT

  The Committee on System Operations, Forecasting and Development is presently composed of five outside Directors -- Messrs. Edwin B. Borden, Chairman, Felton J. Capel, Richard L. Daugherty, Gordon C. Hurlbert and Robert L. Jones. The Committee examines the Company's projections as to the economic development of the Company's service area and the estimates of sales and load growth. The Committee considers recommendations as to the locations of generating facilities and types of fuels for these facilities. It also reviews the Company's construction budget and generation plan. The Committee held two meetings in 1993.

                       COMMITTEE ON PERSONNEL, EXECUTIVE
                         DEVELOPMENT AND COMPENSATION

  The Committee on Personnel, Executive Development and Compensation is presently composed of five outside Directors -- Messrs. Gordon C. Hurlbert, Chairman, Edwin B. Borden, George H. V. Cecil, Charles W. Coker and J. Tylee Wilson. The Committee ascertains that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and develop the potential of these employees. The Committee reviews all executive development plans, makes executive compensation decisions and oversees plans for management succession. The Committee held four meetings in 1993.

                   COMMITTEE ON CUSTOMER AND PUBLIC RELATIONS

  The Committee on Customer and Public Relations is presently composed of five outside Directors--Mr. J. R. Bryan Jackson, Chairman, Ms. Estell C. Lee and Messrs. Felton J. Capel, Richard L. Daugherty and Robert L. Jones. It is the responsibility of the Committee to review, monitor and assess the effectiveness of the Company's communications programs for informing its customers, the general public and the various governmental bodies. The Committee held two meetings in 1993.

                              NOMINATING COMMITTEE

  The Nominating Committee is presently composed of five outside Directors-- Messrs. George H. V. Cecil, Chairman, Edwin B. Borden, Gordon C. Hurlbert, J.
R. Bryan Jackson and J. Tylee Wilson. The Committee proposes to the Board annually a slate of nominees for directors to be submitted to the shareholders for election at the Annual Meeting of Shareholders. It is also the responsibility of the Committee to submit nominations for the filling of vacancies which occur at other times. Shareholder suggestions as to persons suitable for service on the Board sent to the Chairman of the Nominating Committee at the Company's principal office are received and considered by the Nominating Committee. The Committee held no regularly scheduled meetings in 1993 but carried out its responsibilities on an informal basis.

                            DIRECTORS' COMPENSATION

  Directors who are not employees of the Company receive an annual retainer of $20,000, of which $2,000 is automatically deferred under the Directors Deferred Compensation Plan (see below), and an attendance fee of $1,000 per meeting for regularly scheduled Board meetings. Directors who are not employees of the Company also receive an attendance fee for committee meetings of $1,000 for committee members and $1,200 for committee chairmen except that the attendance fee is $500 and $600 for committee members and committee chairmen, respectively, for a committee meeting held on the day of a regularly scheduled Board meeting or another committee meeting. Directors who are officers do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incident to their service as Directors.

  In addition to the $2,000 in annual retainer automatically deferred, outside Directors may elect to defer the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Directors Deferred Compensation Plan. Any fees so deferred are deemed to be invested in a number of Units of Common Stock of the Company, but participating Directors receive no equity interest or voting rights in the Common Stock. The number of Units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of the Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of Units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Common Stock represented by the Units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of the Common Stock on the date of payment multiplied by the number of Units credited to the participant's account.

  An unfunded plan for outside Directors who have served on the Board for a minimum period of five years provides retirement compensation to outside Directors in an amount established by the Board (currently

$15,000 annually) for life or for the number of years the individual has served on the Board, whichever period expires first.

  The Directors also participate in a Directors' Educational Contribution Plan. The plan is funded by policies of corporate-owned life insurance on the lives of pairs of Directors, with proceeds payable to the Company at the death of the second to die in each pair. All costs of the plan are expected to be covered from the life insurance proceeds to be received by the Company. Pursuant to this plan, the Company will make in the name of each Director a contribution to an educational institution or approved educational foundation or fund in North Carolina or South Carolina selected by the Director and approved by the Executive Committee of the Board of Directors. The contribution will be made at the later to occur of the retirement of the Director from the Board of Directors or ten years from the date of adoption of the plan. If a Director has served as a Director for at least five but less than ten years at the time the contribution is to be made, the Company will contribute $250,000 in the name of the Director. If the Director has served for ten or more years, the amount of the contribution will be $500,000. The plan may be terminated at any time in the discretion of the Executive Committee without recourse or obligation to the Company.

                           SUMMARY COMPENSATION TABLE

                                                                          Long Term
                                                                         Compensation
                                  Annual Compensation                       Awards
- -----------------------------------------------------------------------------------------------------------
          Name                                             Other          Restricted            All
          and                                              Annual           Stock              Other
       Principal               Salary/1/ Bonus/2/       Compensation     Award(s)/3/      Compensation/4/
        Position          Year    ($)      ($)              ($)              ($)                ($)
- -----------------------------------------------------------------------------------------------------------
Sherwood H. Smith, Jr.,   1993 $567,000  $150,000                          $177,151/5/       $ 60,372/6/
Chairman and Chief        1992  542,000    75,000                           191,429            62,163
Executive Officer         1991  511,000    60,000                            21,596

William Cavanaugh III,    1993 $400,000  $150,000/7/                       $ 55,753/8/       $192,177/9/
President and Chief       1992  133,333   105,820/10/     $110,427/11/       52,750/12/           955/13/
Operating Officer         1991      N/A       N/A
 (employed as of
 September 1, 1992)

William E. Graham, Jr.,   1993 $333,000  $ 94,400                          $ 65,335/15/      $ 53,300/16/
Vice Chairman             1992  320,000    48,000                            94,403            54,895
(retired as of            1991  306,000    38,000                             9,580
 December 31,
 1993)/14/

William S. Orser,         1993 $194,205  $113,320/17/     $ 55,735/18/     $  1,329/19/      $177,497/20/
Executive Vice President  1992      N/A       N/A
(employed as of           1991      N/A       N/A
 April 1, 1993)

Charles D. Barham, Jr.,   1993 $232,000  $ 52,000                          $ 57,319/21/      $ 35,494/22/
Executive Vice President  1992  218,000    38,000                            77,872            36,607
and Chief Financial       1991  205,000    34,000                             3,193
 Officer
===========================================================================================================

  /1/ Consists of base salary prior to (i) employee contributions to the Stock Purchase-Savings Plan and (ii) voluntary deferrals, if any, under the Key Management Deferred Compensation Plan. See "Other Benefit Opportunities" on page 12.

  /2/ Except as otherwise noted, consists of amounts earned in the stated year under the Management Incentive Compensation Program based upon performance in the prior year. See "Other Annual Compensation Opportunities" on page 11.
  /3/ This is not cash compensation paid in 1993. It consists of the value of
(i) performance units awarded in April 1993 for prior service under the Long-Term Compensation Program and (ii) performance units credited to the account of a participant to replace the value of Company contributions to the Stock Purchase-Savings Plan that would have been made on behalf of the participant but for the deferral of salary under the Key Management Deferred Compensation Plan and contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended ("Replacement Units"). Performance units do not represent an equity interest in the Company and possess no voting rights. However, a performance unit is equal in value at all times to a share of the Company's Common Stock. Additional units are credited from time to time to reflect the payment of dividends on the underlying Common Stock. Awards made under the Long-Term Compensation Program, which was adopted by the Board of Directors in 1992, vest on the earlier of the date of death, the fourth month of the second year following grant or the date of normal, early or disability retirement. The Company will distribute in cash the aggregate value of the units related to an award as follows: one-third on the date of vesting; one-half of the remaining balance one year following vesting; and the remainder two years after vesting. In addition, a participant may make a one-time, irrevocable payment election to defer receipt of the payout as follows: in full in the fifth year following the grant of the award; over three years beginning in the year following retirement; or in full in the year following retirement. This payment election must be made no later than the end of the year for which an award is made. See "Long-Term Compensation Opportunities" on page 12. Payment of the value of the Replacement Units will be made in cash and will generally be made at such time as a participant retires or is no longer a full-time employee of the Company. The amount of the payout will equal the market value of a share of the Company's Common Stock on the date of payout multiplied by the number of units credited to the account of the participant. See "Other Benefit Opportunities" on page 12.
  /4/ Consists of (i) Company contributions to the account of the named executive under the Stock Purchase-Savings Plan, (ii) the economic benefit the named executive will receive under certain split dollar life insurance arrangements, and where noted, (iii) compensation deferred under certain employment agreements. See "Other Benefit Opportunities" on page 12. Pursuant to certain transitional rules, disclosure of amounts for 1991 is not required.
  /5/ Consists of (i) 5,000 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant and (ii) 638 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1993, a total of 12,886 performance units were held at an aggregate value of $388,191 based on the market value of a share of Common Stock on that date.
  /6/ Consists of (i) $7,174 which represents Company contributions under the Stock Purchase-Savings Plan, (ii) $52,119 which represents the present value of the benefit to be received pursuant to the Executive Permanent Life Insurance Program and (iii) $1,079 which represents the economic benefit of the life insurance coverage pursuant to the Executive Estate Conservation Plan.
  /7/ Pursuant to an employment agreement, this amount is in lieu of an award in 1993 under the Management Incentive Compensation Program.
  /8/ Consists of (i) 1,500 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant and (ii) 266 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1993, a total of 4,027 performance units were held at an aggregate value of $121,313 based on the market value of a share of Common Stock on that date.
  /9/ Consists of (i) $4,008 which represents Company contributions under the Stock Purchase-Savings Plan, (ii) $37,634 which represents the present value of the benefit to be received pursuant to the Executive Permanent Life Insurance Program, (iii) $535 which represents the economic benefit of the life insurance coverage pursuant to the Executive Estate Conservation Plan, and (iv) $150,000 pursuant to an employment agreement, which required that it be treated as if it were a one-year deferral in 1992 under the Key Management Deferred Compensation Plan.
  /10/ Represents the fair market value of 2,000 shares of the Company's Common Stock awarded pursuant to an employment agreement.
  /11/ Consists of gross-up payments for certain federal and state income tax obligations due to (i) the receipt of shares of Company Common Stock (see footnote 10) and (ii) participation in the Company's non-discriminatory relocation program.
  /12/ Consists of 1,000 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant.
  /13/ Consists of (i) $500 which represents Company contributions under the Stock Purchase-Savings Plan and (ii) $455 which represents the economic benefit of the life insurance coverage pursuant to the Executive Estate Conservation Plan.
  /14/ Mr. Graham retired as Vice Chairman of the Company effective December 31, 1993. Pursuant to an arrangement with the Company, Mr. Graham will provide legal and general services to the Company in 1994. He will receive remuneration of $10,000 per month for such services in 1994.
  /15/ Consists of (i) 1,800 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant and (ii) 282 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1993, a total of 5,678 performance units were held at an aggregate value of $171,050 based on the market value of a share of Common Stock on that date.
  /16/ Consists of (i) $7,174 which represents Company contributions under the Stock Purchase-Savings Plan, (ii) $45,217 which represents the present value of the benefit to be received pursuant to the Executive Permanent Life Insurance Program and (iii) $909 which represents the economic benefit of the life insurance coverage pursuant to the Executive Estate Conservation Plan.
  /17/ Pursuant to an employment agreement, includes (i) $50,000 in lieu of an award in 1993 under the Management Incentive Compensation Program, and (ii) $63,320 representing the fair market value of 2,000 shares of the Company's Common Stock awarded in 1993.
  /18/ Consists of gross-up payments for certain federal and state income tax obligations due to (i) the receipt of shares of Company Common Stock (see footnote 17) and (ii) participation in the Company's non-discriminatory relocation program.
  /19/ Consists of 45 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1993, a total of 45 performance units were held at an aggregate value of $1,356 based on the market value of a share of Common Stock on that date.
  /20/ Consists of (i) $4,497 which represents Company contributions under the Stock Purchase-Savings Plan, (ii) $23,000 which represents the present value of the benefit to be received pursuant to the Executive Permanent Life Insurance Program, and (iii) $150,000 pursuant to an employment agreement, which required that it be treated as if it were a one-year deferral in 1993 under the Key Management Deferred Compensation Plan.
  /21/ Consists of (i) 1,700 performance units granted under the Long-Term Compensation Program based on the market value of a share of Common Stock on the date of grant and (ii) 125 Replacement Units based on the market value of a share of Common Stock on the date such units were credited to the account of the participant. As of December 31, 1993, a total of 5,561 performance units were held at an aggregate value of $167,525 based on the market value of a share of Common Stock on that date.
  /22/ Consists of (i) $7,174 which represents Company contributions under the Stock Purchase-Savings Plan, (ii) $27,576 which represents the present value of the benefit to be received pursuant to the Executive Permanent Life Insurance Program and (iii) $744 which represents the economic benefit of the life insurance coverage pursuant to the Executive Estate Conservation Plan.

                              PENSION PLAN TABLE

  The following table demonstrates senior executive pension benefits payable upon normal retirement under the Supplemental Retirement Plan and Supplemental Executive Retirement Plan at age 65 as a function of average annual income and years of service. Covered compensation under these plans consists of the amounts in the Salary column of the Summary Compensation Table. Pursuant to the Supplemental Retirement Plan, a defined benefit plan, benefits are partially offset by Social Security payments and the monthly pension benefit payable upon retirement is based on final five years average compensation multiplied by 1.7% for each year of service up to a maximum of 60%. Benefits under the Supplemental Executive Retirement Plan are fully offset by Social Security benefits and by benefits paid under the Supplemental Retirement Plan. The monthly benefit payable upon retirement under this plan is equal to 4% of the average of a participant's highest three years of earnings for each year of credited service with the Company up to a maximum of seventeen years. Benefits listed in the table below do not reflect the Social Security or other offset. For purposes of benefits under these plans, Messrs. Smith, Graham and Barham each have seventeen or more years of credited service, while Mr. Cavanaugh has 15 years of credited service. Mr. Orser does not yet have a year of credited service.

- -----------------------------------------------------------------------------
                           Estimated Annual Pension at Normal Retirement
   Average Compensation             (Years of Credited Service)
- -----------------------------------------------------------------------------
                           10 years        15 years        17 or More Years
- -----------------------------------------------------------------------------
   $190,000                $ 76,000        $114,000            $129,200
    255,000                 102,000         153,000             173,400
    320,000                 128,000         192,000             217,600
    385,000                 154,000         231,000             261,800
    450,000                 180,000         270,000             306,000
    515,000                 206,000         309,000             350,200
    555,000                 222,000         333,000             377,400
    595,000                 238,000         357,000             404,600
    635,000                 254,000         381,000             431,800
    675,000                 270,000         405,000             459,000
    715,000                 286,000         429,000             486,200
- -----------------------------------------------------------------------------

                             EMPLOYMENT AGREEMENTS

  Mr. Cavanaugh and Mr. Orser have entered into employment agreements with the Company. These agreements provide for base salary (plus regular, discretionary adjustments), employment bonuses, and participation in the various executive compensation plans offered to senior executives of the Company. In addition, Mr. Cavanaugh and Mr. Orser each received 2,000 shares of the Company's Common Stock. See "Summary Compensation Table" on page 7. Mr. Cavanaugh also received 14 years of credited service in the Supplemental Executive Retirement Plan. There is no specific employment term in these agreements; rather, employment is at the continued will of the parties. Upon termination or constructive termination of employment by the Company for any reason other than good cause, the agreements contain provisions for continuation of salary and health benefits for 24 months. Constructive termination, which is an option that must be elected by the individual within one year of occurrence, consists of a change in the form of ownership of the Company or a change in the present Chairman and Chief Executive Officer (or a material change in his responsibilities). In addition, if Mr. Orser's employment is terminated after he has attained age 55 but before attaining age 60, the Company shall pay to him a retirement severance benefit of $153,912 per year (less benefits payable under the Supplemental Executive Retirement Plan). If employment under the agreements is terminated by the individual, he shall retain all vested benefits but shall not be entitled to any form of salary or health benefit continuance.

                       REPORT OF COMMITTEE ON PERSONNEL,
                     EXECUTIVE DEVELOPMENT AND COMPENSATION

  The Company's executive compensation program is administered by the Committee on Personnel, Executive Development and Compensation of the Board of Directors (the "Committee"). The five-member Committee is composed entirely of independent outside directors who are not eligible to participate in any compensation program in which Company executives participate.

COMPENSATION PRINCIPLES

  An independent executive benefits consulting firm is utilized to assist the Company in meeting its compensation objectives, to make sure the executive compensation program is competitive and to make sure it provides the proper linkage with performance of the individual and the Company and with shareholder value. With the assistance of the independent consulting firm, the Committee has developed an executive compensation program that it believes is fair to employees and stockholders, and compares favorably with other utilities operating in the region.

  The Company's executive compensation program consists of four major elements: base salary; other annual compensation opportunities; long-term compensation opportunities; and other benefit opportunities. The Committee's objective in administering this program is to structure, through a combination of these elements, an overall compensation package for executives which approximates in value the median range of overall compensation paid to executives of a comparison group of electric utility companies in the southeastern United States. (Some of the companies in this comparison group vary from those companies appearing in the Standard & Poor's 24 Utility (Electric Power Companies) Index shown in the performance graph on page 14.) Overall compensation of the Company's executives in 1993 met this objective.

  Set forth below is a description of the major elements of the Company's executive compensation program and their relationship to corporate performance, as well as a summary of the actions taken by the Committee with respect to the compensation of the Chief Executive Officer.

BASE SALARY

  Executives of the Company receive a base salary determined by the value of their position compared to competitively established salary ranges, their individual performance and overall corporate performance. During 1993, the Committee in its discretion approved increases in the base salaries of the Chief Executive Officer and the named executives. These increases were based on the executive's level of responsibility in the Company, comparable compensation of executives in the comparison group of utilities and individual merit performance.

OTHER ANNUAL COMPENSATION OPPORTUNITIES

  The Company sponsors a Management Incentive Compensation Program for its senior executives, department managers and selected key employees. In order for awards to be made under the program, a matching contribution must be earned by all employees under the corporate incentive feature of the Company's Stock Purchase-Savings Plan, a tax qualified 401(k) plan. In the event an incentive matching contribution is earned, the Committee compares the Company's return on common equity and electric revenue per KWH for the most recent three-year period with similar performance criteria of a comparison group that is comprised of electric utility companies in the eastern United States with nuclear and fossil generation. (Some of the companies in this comparison group vary from those companies appearing in the Standard & Poor's 24 Utility (Electric Power Companies) Index shown in the performance graph on page 14.) Participants are eligible for an award under this program only if the Company's performance criteria surpass the median of the performance criteria of the comparison group. If participants are eligible for an award, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. Awards earned in the current year are based in part on the Committee's assessment of individual performance in the prior year. If earned, awards are paid in cash. Amounts awarded in 1993 to the named executive officers are set forth in the Summary Compensation Table on page 7.

LONG-TERM COMPENSATION OPPORTUNITIES

  In 1992, the Company adopted a Long-Term Compensation Program. There are two award opportunities available under the program. The first is an award which may be made in the discretion of the Committee to participants to attract and retain key executives or to recognize and reward sustained individual performance which has in the opinion of the Committee contributed significantly to the success of the Company. The other award opportunity available under the Long-Term Compensation Program, also in the discretion of the Committee, may be granted only if at least two of the following corporate performance criteria for the most recent three-year period surpass similar performance criteria of a comparison group of electric utility companies in the eastern United States with nuclear operations: return on common equity; electric revenue per KWH; and total return to shareholders. (Some of the companies in this comparison group vary from those companies appearing in the Standard & Poor's 24 Utility (Electric Power Companies) Index shown in the performance graph on page 14.) In addition, other criteria may be established by the Committee in its discretion that may be of relevance to the overall success of the Company. If participants are eligible for an award, then the Committee in its discretion determines whether awards are to be made and, if so, in what amounts. Amounts awarded in 1993 to the named executive officers are set forth in the Summary Compensation Table on page 7.

  Awards made under the Long-Term Compensation Program are deferred and recorded in the form of performance units equal in value to the Company's Common Stock. A performance unit does not represent an equity interest in the Company and possesses no voting rights. However, a performance unit is equal in value at all times to a share of Common Stock and additional units are credited from time to time to reflect the payment of dividends on the Company's Common Stock. An award to a participant vests on the earlier of the date of death, the fourth month of the second year following the date of grant, or the date of normal, early or disability retirement. The Company will distribute in cash to a participant the value of the performance units credited to the participant's account as follows: one-third on the date the award vests; one-half of the remaining balance one year after the date the award vests; and the remainder two years after the date the award vests. Thus, the amount received by a participant is dependent upon the future performance of the Company and market value of Common Stock over a future four-year period after the award is granted. In addition, a participant may make a one-time, irrevocable payment election to defer receipt of the payout until the fifth year following the date of grant, the year following retirement, or over a three-year period beginning in the year following retirement.

OTHER BENEFIT OPPORTUNITIES

  The following other benefit opportunities are also available to the Company's senior executives:

 . The Company sponsors a Key Management Deferred Compensation Plan which allows a participant to defer until retirement up to 15% of the participant's annual compensation for one to four years. All employees at or above the department head level are eligible to participate in the plan. Upon retirement, the participant receives monthly supplemental retirement payments over a 180-month period.

 . Pursuant to the Executive Deferred Compensation Plan, all or a portion of an executive's salary may be deferred. There was no deferral of compensation in 1993 under this plan.

 . To replace the value of Company contributions to the Stock Purchase-
   Savings Plan that would have been made but for (i) the deferral of salary under the Executive Deferred Compensation Plan and the Key Management Deferred Compensation Plan and (ii) contribution limitations under Section 415 of the Internal Revenue Code of 1986, as amended, senior executives and other employees are credited with performance units equal in value to shares of the Common Stock of the Company. These performance units do not represent an equity interest in the Company and possess no voting rights. However, additional units are credited from time to time to reflect the payment of dividends on the Company's Common Stock. Unless otherwise determined by the Board, at the time a participant is no longer a full-time employee, he or she will receive cash equal to the market value of a share of Common Stock times the number of performance units credited to the account of the participant.

. The Company has implemented an executive split dollar life insurance program which consists of two separate plans. The first plan provides life insurance coverage approximately equal to three times salary for senior executives. The second plan provides life insurance coverage approximately equal to five times salary for those officers of the Company who are also members of the Board of Directors.

. The Company also provides broad-based employee benefit plans in which senior executives participate. Under the Stock Purchase-Savings Plan, a salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, full-time employees may invest up to 8% of earnings (up to a maximum of $8,994 in 1993) on a before-tax basis in the Company's Common Stock and other investment options. The Company makes a matching contribution of 50% of such investment (up to 3%) which is invested in Company Common Stock. Under an incentive feature, the Company's contribution may be increased by up to an additional 50% if certain corporate financial, operating, safety and customer satisfaction performance goals are met. The Company also sponsors the Supplemental Retirement Plan, a defined benefit plan which covers full-time employees who are at least twenty-one years old and have been employed for at least one year. The right to receive pension benefits under this plan is vested after five years. The monthly pension benefit payable upon retirement is based on final five years average compensation multiplied by 1.7% for each year of service up to a maximum of 60%.

. The Supplemental Executive Retirement Plan provides a retirement benefit for eligible senior executives equal to 4% of the average of their highest three years of base salary for each year of credited service with the Company up to a maximum of seventeen years. Benefits under this plan are fully offset by Social Security benefits and by benefits paid under the Company's Supplemental Retirement Plan.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Compensation in 1993 for the Chief Executive Officer was consistent with the compensation principles described above and reflected performance of the Company and the individual in 1992, as well as services in 1993. His compensation was based on subjective consideration of a variety of factors, as determined by the Committee, including comparison group compensation data, return on common equity, financial and operating performance, and other qualitative factors. Strong financial performance in 1992 was evidenced by increases in operating revenues, net income and earnings per common share over the prior year. The performance of the Company's stock and total return for the most recent five years of his leadership as Chief Executive Officer is shown in the performance graph on page 14. His leadership in achieving corporate goals, developing and implementing strategic initiatives, national leadership in the fields of nuclear power and electric utility operations, and supporting the economic growth and quality of life in the Company's service area were also considered by the Committee.

                          Committee on Personnel, Executive Development and
                           Compensation

                           Gordon C. Hurlbert, Chairman    Charles W. Coker
                           Edwin B. Borden                 J. Tylee Wilson
                           George H. V. Cecil

                              PERFORMANCE GRAPH

  The following line graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's 24 Utility (Electric Power Companies) Index.

                            [GRAPH APPEARS HERE]
              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
    AMONG CAROLINA POWER & LIGHT COMPANY, S&P 500 STOCK INDEX AND S&P 24
                  UTILITY (ELECTRIC POWER COMPANIES) INDEX

- ----------------------------------------------------------------------------
                                       Fiscal Year Ending December 31,
       Name of                  --------------------------------------------
    Stock or Index              1988    1989    1990    1991    1992    1993
- ----------------------------------------------------------------------------
Carolina Power & Light          $100    $134    $143    $178    $194    $222
Company
- ----------------------------------------------------------------------------
S&P 500 Index                    100     132     128     166     179     197
- ----------------------------------------------------------------------------
S&P 24 Utility Index             100     133     137     178     188     212
============================================================================

*$100 Investment Beginning on December 31, 1988 in Stock or Index. Including reinvestment of dividends.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Deloitte & Touche has been selected by the Board of Directors to serve as independent public accountants for the Company for the current year, having served in that capacity since 1930. A representative of Deloitte & Touche will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

  The Company's 1993 Annual Report, which includes financial statements for the fiscal years ended December 31, 1993 and 1992 together with related notes, audited statements of income and changes in financial position for the three most recent years and the report of Deloitte & Touche, independent public accountants, was mailed to shareholders of record as of the close of business on March 4, 1994.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  The deadline by which shareholder proposals must be submitted for consideration at the 1995 Annual Meeting of Shareholders is December 1, 1994.

                                 OTHER BUSINESS

  The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters properly come before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed Proxy will vote on such matters pursuant to the Proxy in accordance with their best judgment.

                       CAROLINA POWER & LIGHT COMPANY
           411 Fayetteville Street, Raleigh, North Carolina 27601

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

PROXY. The undersigned hereby appoints Sherwood H. Smith, Jr., William Cavanaugh III, and Charles D. Barham, Jr., and each of them, as Proxies, with full power of substitution, to vote the shares of stock of Carolina Power & Light Company registered in the name of the undersigned, or which the undersigned has the power to vote, at the Annual Meeting of Shareholders of the Company to be held Wednesday, May 11, 1994, at 10 o'clock A.M., and at any adjournment thereof, for the election of directors and upon other matters properly coming before the meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement.

THIS PROXY WILL BE VOTED AS DIRECTED BY YOU ON THE REVERSE SIDE HEREOF. UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT. THE NOMINEES FOR DIRECTOR ARE: C. BARHAM, E. BORDEN,
F. CAPEL, W. CAVANAUGH, G. CECIL, C. COKER, R. DAUGHERTY, W. GRAHAM, G. HURLBERT, J. JACKSON. R. JONES, E. LEE, S. SMITH, J. WILSON. IF ANY NOMINEE FOR DIRECTOR BECOMES UNAVAILABLE, THE PROXIES WILL VOTE FOR A SUBSTITUTE DESIGNATED BY THE BOARD.


TO AVOID EXPENSE AND DELAY, PLEASE SIGN EXACTLY AS YOUR NAME APPEARS, DATE AND RETURN YOUR PROXY PROMPTLY BY USE OF THE RETURN ENVELOPE.


                                           (Please date and sign on other side.)

1.  Directors  )
    Recommend  )
    Vote FOR   )    ELECTION OF DIRECTORS
         ---        ---------------------

     [ ]  Vote For     [ ]  Vote Withheld     [ ]  Vote Withheld On The
     All Nominees      On All Nominees        Following Nominees Only

           -------------------------------------------------------





                                  --------------------------------------------


                                  --------------------------------------------
                                  Signature(s) of Shareholder(s) or Authorized
                                  Representative

                                  Dated                                 , 1994
                                        --------------------------------



2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer, giving full title. If a partnership, please sign in partnership name by an authorized person, giving full title.